RESTATED
CERTIFICATE OF INCORPORATION
NVIDIA Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.    The name of the corporation is NVIDIA Corporation.
2.    The corporation’s original Certificate of Incorporation was filed with the Secretary of State on February 24, 1998 under the name of NVIDIA Delaware Corporation.
3.    The Restated Certificate of Incorporation of this corporation, in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the corporation and only restates and integrates, and does not further amend, the provisions of the corporation’s amended and restated certificate of incorporation as theretofore amended or supplemented (the “Current Certificate”) and there is no discrepancy between the provisions of the Current Certificate and the provisions of this Restated Certificate of Incorporation.
4.    The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and hereby incorporated by reference.
In Witness Whereof, NVIDIA Corporation has caused this Restated Certificate of Incorporation to be signed by its Executive Vice President and Chief Financial Officer and attested to by its Secretary in Santa Clara, California on this 9th day of December, 2021.

NVIDIA Corporation

/s/ Colette M. Kress
Executive Vice President and Chief Financial Officer

Attest

/s/ Timothy S. Teter
Secretary

Exhibit A
RESTATED
CERTIFICATE OF INCORPORATION
OF
NVIDIA CORPORATION
I.
The name of this corporation is NVIDIA Corporation.
II.
The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle 19808, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.
III.
The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
IV.
A.    This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Four Billion Two Million (4,002,000,000) shares. Four Billion (4,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
V.
For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.    1.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.
2.    Subject to the other provisions of this paragraph, the Board of Directors is and shall remain divided into three classes, with the directors in each class serving for a term expiring at the third annual meeting of stockholders held after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders to be held in 2012, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2013; (ii) at the annual meeting of stockholders to be held in 2013, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2014; and (iii) at the annual meeting of stockholders to be held in 2014 and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. The classification of the Board of Directors shall terminate at the annual meeting of stockholders to be held in 2014 and all directors shall be elected in accordance with clause (iii) above.
Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
3.    Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the “Voting Stock”) or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of Voting Stock.
4.    Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
5.    In the event that Section 2115(a) of the California Corporations Code is applicable to this corporation, then the following shall apply:
a.    Every stockholder entitled to vote in any election of directors of this corporation may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit;
b.    No stockholder, however, may cumulate such stockholder’s votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (ii) the stockholder has given advance notice to the corporation of the intention to cumulative votes pursuant to the Bylaws, and (iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder’s intention to cumulate such stockholder’s votes; and
c.    If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.
B.    1.    Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of voting stock of the Corporation entitled to vote at an election of directors (the “Voting Stock”). The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.
2.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
3.    No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

4.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
VI.
A.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
B.    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
A.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.
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